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                                 Exhibit 10 (b)

                            STOCK PURCHASE AGREEMENT

         Stock Purchase Agreement dated as of May 7th, 2002 (this "Agreement") between CDW Computer Centers, Inc., an Illinois corporation, (the "Company") and Daniel B. Kass ("Mr. Kass").

                                    RECITALS

         WHEREAS, the Company and Mr. Kass entered into a Registration Rights Agreement dated February 5, 2001 pursuant to which Mr. Kass has certain rights to demand one time in each of calendar years 2001, 2002 and 2003 (each, a "Registration Demand"), that the Company repurchase or register for public sale shares of common stock, par value $0.01 per share, of the Company ("Common Stock"), held by Mr. Kass or acquired by him pursuant to the exercise of certain options.

         WHEREAS, Mr. Kass delivered to the Company on April 23, 2002 a Registration Demand covering 384,376 shares of Common Stock.

         WHEREAS, Mr. Kass desires to sell to the Company, and the Company desires to purchase from Mr. Kass, the 384,376 shares (the "Subject Shares") of Common Stock that are the subject of the Registration Demand, in exchange for payment by the Company to Mr. Kass of the Purchase Price (as defined herein), all in accordance with the terms and conditions set forth below.

         NOW, THEREFORE, in consideration of the agreements and covenants contained herein, the parties hereto agree as follows:

                                    ARTICLE I
                               PURCHASE OF SHARES

         Section 1.01 Purchase and Sale. Subject to the terms and conditions of this Agreement, at the Closing (as defined herein) the Company shall purchase from Mr. Kass, and Mr. Kass shall sell to the Company, the Subject Shares.

         Section 1.02 Purchase Price. The aggregate purchase price for the Subject Shares shall be $19,026,612 (the "Purchase Price").

                                   ARTICLE II
                                     CLOSING

         Section 2.01 Closing Date. The closing (the "Closing") of the purchase and sale of the Subject Shares shall occur on the date hereof (the "Closing Date").

         Section 2.02 Deliveries by Mr. Kass. On the Closing Date, Mr. Kass shall deliver or cause to be delivered to the Company one or more certificates representing the Subject Shares, each certificate duly endorsed by Mr. Kass or accompanied by an appropriate stock power duly executed by Mr. Kass. Mr. Kass shall execute and deliver such further instruments and take such further actions as may be reasonably requested by the Company to carry out the intent and purposes of this Agreement.

         Section 2.03 Deliveries by the Company. On the Closing Date, the Company shall deliver to Mr. Kass the Purchase Price by wire transfer to the account designated on Exhibit A attached hereto. The Company shall execute and deliver such instruments and take such further actions as may be reasonably requested by Mr. Kass to carry out the intent and purposes of this Agreement.

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                                   ARTICLE III
                     REPRESENTATION AND WARRANTY OF MR. KASS

         Section 3.01 Title to Subject Shares. Mr. Kass represents and warrants that he is the sole owner of the Subject Shares and that there are no outstanding options, warrants or other rights to acquire any of the Subject Shares. Mr. Kass further represents and warrants that the Subject Shares shall be transferred by Mr. Kass to the Company on the Closing Date free and clear of all liens, claims and encumbrances.

         Section 3.02 No Conflict. Mr. Kass represents and warrants that the execution, delivery and performance of this Agreement by him does not and will not conflict with, breach, violate or cause a default under any contract, agreement (including any "lock-up" agreement), instrument, order, judgment or decree to which he is a party or by which he is bound.

                                   ARTICLE IV
                   REPRESENTATION AND WARRANTY OF THE COMPANY

         Section 4.01 Authority and Enforceability. The Company hereby represents and warrants that it has the requisite corporate power and authority to execute this Agreement and deliver the Purchase Price, that this Agreement has been duly authorized, executed and delivered by the Company and that this Agreement is the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as the same may be limited by bankruptcy, insolvency or other laws relating to or affecting the enforcement of creditors' rights generally and the effect of general principles of equity.

                                    ARTICLE V
                      COVENANTS AND AGREEMENTS OF MR. KASS

         Section 5.01 Registration Demand. Mr. Kass acknowledges and agrees that the purchase of the Subject Shares and the payment of the Purchase Price (less any required withholding taxes) and the performance of the Company's other obligations under this Agreement, if any, fully satisfy the Company's obligations with respect to the Registration Demand delivered by Mr. Kass on April 23, 2002 pursuant to the Registration Rights Agrement and that the Company shall have no further obligations with respect to such Registration Demand and no obligations whatsoever with respect to any other Registration Demands made by Mr. Kass under the Registration Rights Agreement with respect to calendar year 2002.

    Section 5.02 Lock-up Period. From the Closing Date through August 5, 2002 (the "Lock-up Period"), Mr. Kass shall not, without the prior written consent of the Company, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any shares of Common Stock, provided, however, that Mr. Kass will not be prohibited from (i) selling additional shares of Common Stock to the Company or (ii) selling shares of Common Stock in private sales to "qualified institutional buyers," as such term is defined in Rule 144A under the Securities Act of 1933.

    Section 5.03 Post-Lock-up Period Rule 144 Sales. Mr. Kass agrees that he shall execute all Rule 144 sales made by him during the period commencing at the end of the Lock-Up Period and ending on December 31, 2003 through a broker chosen by the Company and approved by him, provided that such approval shall not be unreasonably withheld.

                                   ARTICLE VI
                                  MISCELLANEOUS

         Section 6.01 Assignment and Succession. The rights and obligations of the parties under this Agreement shall inure to the benefit of and be binding upon their respective successors and assigns.

         Section 6.02 Headings. The Article and Section headings in this Agreement are for convenience of reference only and shall not define or limit the provisions hereof.


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         Section 6.03 Applicable Law. This Agreement shall at all times be governed by and construed, interpreted and enforced in accordance with the laws of the State of Illinois without giving effect to the provisions, policies or principles thereof relating to choice or conflict of laws that would result in the application of the law of another jurisdiction.

         Section 6.04 Counterparts. This Agreement may be executed in counterparts, each of which when so executed shall be deemed an original and all of which shall constitute one and the same instrument.

         Section 6.05 Public Statements. Mr. Kass and the Company shall, to the extent practicable, consult with each other prior to making any public statements regarding the Company's purchase of the Subject Shares. Mr. Kass acknowledges that the Company intends to issue a press release describing the sale under this Agreement.

                                      * * *





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         In Witness Whereof, the parties hereto have executed this Agreement as of the day and year first above written.



                            CDW COMPUTER CENTERS, INC.

                            By:     /s/ Christine A. Leahy
                               ------------------------------------
                            Name:   Christine A. Leahy
                            Title:  Vice President, General Counsel


                            /s/ Daniel B. Kass
                            ---------------------------------------
                            DANIEL B. KASS